SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

      Certification  and Notice of  Termination  of  Registration  under Section
          12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.


                                                Commission File Number 000-18823
                                                                       ---------

                          Universal International, Inc.
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             (Exact name of registrant as specified in its charter)

       5000 Winnetka Avenue North, New Hope Minnesota 55428 (612) 533-1169
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                  (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)

                          Common Stock, Par Value $0.05
                          -----------------------------
            (Title of each class of securities covered by this Form)

                                 Not Applicable
                                 --------------
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)   [X]                  Rule 12h-3(b)(1)(ii)  [ ]
            Rule 12g-4(a)(1)(ii)  [ ]
            Rule 12g-4(a)(2)(i)   [ ]                  Rule 12h-3(b)(2)(i)   [ ]
            Rule 12g-4(a)(2)(ii)  [ ]                  Rule 12h-3(b)(2)(ii)  [ ]
            Rule 12h-3(b)(1)(i)   [ ]                  Rule 15d-6            [ ]

         Approximate number of holders of record as of the certification or notice date:
         89
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         Pursuant to the  requirements  of the Securities  Exchange Act of 1934,
Universal International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: September 22, 1998                             BY:/s/ Richard Ennen
      ------------------                             ---------------------------
                                                     Richard Ennen, President


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.